Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-281614-02 on Form S-3 of our report dated February 18, 2026, relating to the financial statements of Evergy Kansas Central, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 18, 2026